Exhibit 10.48

September 27, 2011

Frank F. Britt

195 Webster Woods

North Andover, MA 01845

Dear Frank,

The Princeton Review, Inc. (“Princeton Review”) is pleased to confirm its offer to employ you as the interim President of Penn Foster, Inc. (“Penn Foster”), a wholly-owned subsidiary of Princeton Review, subject to the terms and conditions of this Offer Letter (“Offer Letter”). In this position, you will report directly to the Company’s Interim Chief Executive Officer (or his successor) (the “CEO”). For purposes of this Offer Letter, the Princeton Review and Penn Foster are collectively referred to as the “Company,” except where otherwise noted below.

1. Term; Employment “At Will.” It is anticipated that your employment with the Company will commence on September 19, 2011 (the “Commencement Date”) and is expected to continue for at least six months, until March 18, 2012 (the “Initial Employment Term”), provided that, to the extent that the Company has not appointed a permanent President of Penn Foster as of such date, you and the Company may agree to continue your employment as interim President following the Initial Employment Term. It is understood that you are and will be an “at-will” employee of the Company. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you. In fact, you acknowledge and agree that, as interim President, it is anticipated that your employment by the Company shall terminate at such time as the Company has appointed a permanent President.

2. Duties. As interim President, you will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as directed by the CEO. It is anticipated that the performance of such duties shall require your full working time, attention and skill. It is also expected that you will work closely with the CEO in identifying and selecting a permanent President.

3. Compensation. Subject to the approval of the Compensation Committee of the Board, as soon as practicable following the Commencement Date, the Company shall pay you a monthly salary of $25,000.00, net of any tax or other amounts required to be withheld by the Company under applicable law. Upon the completion of the Initial Employment Period, you will also be eligible to receive a discretionary bonus of up to $100,000, subject to your achievement of performance objectives to be established by the CEO.

4. Expenses. The Company will pay all reasonable and properly documented expenses you incur in furtherance of the Company’s business in accordance with applicable Company policies and procedures.

5. Covenants. As a condition of your employment by the Company, you must sign and abide by the Company’s standard Confidentiality Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit A, hereto.

6. Miscellaneous.

(a) This Offer Letter, along with the Confidentiality Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Offer Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

(b) All payments made by the Company under this Offer Letter shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

(c) This Offer Letter shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

(d) The provisions of this Offer Letter and the Confidentiality Agreement shall survive the termination of this Offer Letter and/or the termination of your employment by the Company to the extent necessary to effectuate the terms contained herein.

(e) If any portion or provision of this Offer Letter (including, without limitation, any portion or provision of any section of this Offer Letter) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Offer Letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Offer Letter shall be valid and enforceable to the fullest extent permitted by law

(f) This Offer Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(g) This offer is contingent upon the successful completion of a background investigation, including, but not limited to, criminal background, credit background, verification of employment, professional certifications, designations or licenses, educational background and references. This offer controls and supersedes any and all prior discussions regarding the subject matter of this letter and cannot be modified except in writing by an authorized representative of The Princeton Review.]

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this Offer Letter and returning it to the Company no later than September 30, 2011. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ Sharon Thole-Haverlak
	Name:	Sharon Thole-Haverlak
	Title:	Senior Vice-President, Human Resources

Accepted and Agreed:

/s/ Frank Britt
Frank F. Britt

Date: September 27, 2011

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